As filed with the Securities and Exchange Commission on June 17, 2005
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________

PROTALEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-2003490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

145 Union Square Drive New Hope, PA (Address of Principal Executive Offices)	18938 (Zip Code)

2003 STOCK OPTION PLAN
STAND ALONE OPTION AGREEMENT WITH JOE DERVAN
STAND ALONE OPTION AGREEMENT WITH JOHN E. DOHERTY
STAND ALONE OPTION AGREEMENT WITH FRANK M. DOUGHERTY
STAND ALONE OPTION AGREEMENTS WITH WILLIAM M. HITCHCOCK
STAND ALONE OPTION AGREEMENT WITH TERRAL JORDAN
STAND ALONE OPTION AGREEMENTS WITH STEVEN H. KANE
STAND ALONE OPTION AGREEMENT WITH G. KIRK RAAB
STAND ALONE OPTION AGREEMENT WITH BARRY SHERMAN
STAND ALONE OPTION AGREEMENTS WITH THOMAS P. STAGNARO
(Full title of the plan)

Mr. Steven H. Kane
President and Chief Executive Officer
145 Union Square Drive
New Hope, PA 18938
(215) 862-9720
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Paul J. Jaskot, Esq.	Jeffrey G. Aromatorio, Esquire
Reed Smith LLP	Reed Smith LLP
2500 One Liberty Place	435 Sixth Avenue
1650 Market Street	Pittsburgh, Pennsylvania 15219-1886
Philadelphia, Pennsylvania 19103-7301	(412) 288-3364
(215) 851-8180

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001	1,500,000	$2.00(2)(3)	$3,000,000(2)(3)	$353.10
Common Stock, par value $0.0001	2,161,255	$1.50(2)	$3,241,882.50(2)	$381.57
Total	3,661,255			$734.67

(1)
This Registration Statement shall also cover any additional shares of Common Stock which shall become issuable under the Protalex, Inc. 2003 Stock Option Plan and the individual agreements by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.
(3)
The offering price per share and aggregate offering price are derived from the average of the bid and asked prices of Registrant’s Common Stock on June 13, 2005, as reported on the Over-the-Counter Bulletin Board.

EXPLANATORY NOTES

This Registration Statement on Form S-8 is filed by Protalex, Inc. (the “Registrant” or “Company”) relating to:

•
1,500,000 shares of the Company’s common stock, par value $0.00001 (“Common Stock”), issuable to employees, officers, directors and consultants of the Company under the Protalex, Inc. 2003 Stock Option Plan

•	40,000 shares of Common Stock issuable to Joe Dervan under the Stand Alone Option Agreement between the Company and Mr. Dervan dated April 1, 2003

•	10,000 shares of Common Stock issuable to John E. Doherty under the Stand Alone Option Agreement between the Company and Mr. Doherty dated December 16, 2002

•	10,000 shares of Common Stock issuable to Frank M. Dougherty under the Stand Alone Option Agreement between the Company and Mr. Dougherty dated December 16, 2002

•	100,000 shares of Common Stock issuable to William M. Hitchcock under the Stand Alone Option Agreement between the Company and Mr. Hitchcock dated November 26, 2001

•	133,680 shares of Common Stock issuable to William M. Hitchcock under the Stand Alone Option Agreement between the Company and Mr. Hitchcock dated July 18, 2002

•	10,000 shares of Common Stock issuable to William M. Hitchcock under the Stand Alone Option Agreement between the Company and Mr. Hitchcock dated December 16, 2002

•	60,000 shares of Common Stock issuable to Terral Jordan under the Stand Alone Option Agreement between the Company and Mr. Jordan dated October 28, 2003

•	863,242 shares of Common Stock issuable to Steven H. Kane under the Stand Alone Option Agreement between the Company and Mr. Kane dated December 16, 2002

•	100,000 shares of Common Stock issuable to Steven H. Kane under the Stand Alone Option Agreement between the Company and Mr. Kane dated August 13, 2003

•	584,333 shares of Common Stock issuable to G. Kirk Raab under the Stand Alone Option Agreement between the Company and Mr. Raab dated September 19, 2003

•	40,000 shares of Common Stock issuable to Barry Sherman under the Stand Alone Option Agreement between the Company and Mr. Sherman dated July 1, 2003

•	100,000 shares of Common Stock issuable to Thomas P. Stagnaro under the Stand Alone Option Agreement between the Company and Mr. Stagnaro dated July 18, 2002

•	10,000 shares of Common Stock issuable to Thomas P. Stagnaro under the Stand Alone Option Agreement between the Company and Mr. Stagnaro dated December 16, 2002

•	100,000 shares of Common Stock issuable to Thomas P. Stagnaro under the Stand Alone Option Agreement between the Company and Mr. Stagnaro dated October 24, 2002

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information previously filed by the Registrant with the Securities Exchange Commission (“SEC”) are hereby incorporated by reference in this Registration Statement:

(a) The registrant’s latest annual report on Form 10-KSB filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the registrant pursuant to Section 13(a) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-KSB referred to in paragraph (a) above; and

(c) The description of the registrant’s Common Stock contained in the Registration Statement on Form SB-2 filed on October 20, 2003 pursuant to Section 12(g) of the Exchange Act, and the Prospectus filed with the SEC on March 16, 2005 pursuant to Rule 424(b)(3) under the Securities Act, including any amendment or report updating such description.

In addition, all documents that are subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the filing of the annual report on Form 10-KSB referred to in paragraph (a) above (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed; except that the information included in any document in response to paragraphs (h) of Item 402 of Regulation S-B and any document or portion thereof that is furnished to, rather than filed with, the SEC is not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification in reference to the first two paragraphs in this Item 6 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in the first two paragraphs of this Item 6. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

(a) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; or

(b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

(c) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion; or

(d) by the stockholders.

Section 145 permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

Section 102(b)(7) of the Delaware General Corporation Law. Section 102(b)(7) of the DGCL provides that a corporation may set forth in its Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the unlawful payment of dividends or approval of unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Certificate of Incorporation Provision on Liability of Directors and Indemnification. The registrant’s Certificate of Incorporation (the “Charter”) provides that no director of the registrant shall be personally liable to the registrant for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. The Charter also authorizes the registrant to indemnify any of its officers, directors, employees and agents to the extent permitted by applicable law. The Corporation maintains directors and officers liability insurance with an aggregate coverage limit of $1,000,000. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filing on December 6, 2004).
4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filing on December 6, 2004).
4.3	Letter Agreement with Pembroke Financial Ltd. (incorporated by reference to Exhibit 10.9 to the Registrant’s 10-KSB/A filing September 24, 2003).
4.4
Securities Purchase Agreement dated September 18, 2003 between the Company and certain of the Selling Stockholders (incorporated by reference to Exhibit 4.2 to the Registrant’s SB-2 filing on October 20, 2003).

4.5
Investor Rights Agreement dated September 18, 2003 between the Company and certain of the Selling Stockholders (incorporated by reference to Exhibit 4.3 to Registrant’s SB-2 filing on October 20, 2003).

4.6	Form of Common Stock Purchase Warrant issued by the Company to the Selling Stockholders (incorporated by reference to Exhibit 4.4 to Registrant’s SB-2 filing on October 20, 2003).
4.7*	Protalex, Inc. 2003 Stock Option Plan.
4.8*	Stand Alone Option Agreement between the Company and Joe Dervan dated April 1, 2003.
4.9*	Stand Alone Option Agreement between the Company and John E. Doherty dated December 16, 2002.
4.10*	Stand Alone Option Agreement between the Company and Frank M. Dougherty dated December 16, 2002.
4:11*	Stand Alone Option Agreement between the Company and William H. Hitchcock dated November 26, 2001.
4:12*	Stand Alone Option Agreement between the Company and William H. Hitchcock dated July 18, 2002.
4:13*	Stand Alone Option Agreement between the Company and William H. Hitchcock dated December 16, 2002
4:14*	Stand Alone Option Agreement between the Company and Terral Jordan dated October 28, 2003.
4:15*	Stand Alone Option Agreement between the Company and Steven H. Kane dated December 16, 2002.
4.16*	Stand Alone Option Agreement between the Company and Steven H. Kane dated August 13, 2003.
4.17*	Stand Alone Option Agreement between the Company and G. Kirk Raab dated September 19, 2003.
4:18*	Stand Alone Option Agreement between the Company and Barry Sherman dated July 1, 2003
4.19*	Stand Alone Option Agreement between the Company and Thomas P. Stagnaro dated July 18, 2002.
4.20*	Stand Alone Option Agreement between the Company and Thomas P. Stagnaro dated October 24, 2002.
4.21*	Stand Alone Option Agreement between the Company and Thomas P. Stagnaro dated December 16, 2002.
5.1*	Opinion of Reed Smith LLP.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Reed Smith LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1*	Power of Attorney is contained on the Signature Page of this Registration Statement.
*	Filed herewith.

Item 9. Undertakings

(a) Rule 415 offering.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings incorporating subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, Commonwealth of Pennsylvania on June 17, 2005.
PROTALEX, INC., a Delaware corporation

By:      /s/ Steven H. Kane
Steven H. Kane, President and Chief Executive Officer
and Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven H. Kane and Marc L. Rose, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven H. Kane Steven H. Kane	President, Chief Executive Officer, Director and Principal Executive Officer	June 17, 2005

/s/ Marc L. Rose Marc L. Rose	Chief Financial Officer (Principal Accounting Officer), Vice President of Finance, Treasurer and Secretary	June 17, 2005

/s/ Frank M. Dougherty Frank M. Dougherty	Director	June 17, 2005

/s/ G. Kirk Raab G. Kirk Raab	Chairman of the Board	June 17, 2005

/s/ John E. Doherty John E. Doherty	Director	June 17, 2005

/s/ Thomas P. Stagnaro Thomas P. Stagnaro	Director	June 17, 2005

/s/ Dinesh Patel Dinesh Patel	Director	June 17, 2005

/s/ Eugene Bauer Eugene Bauer	Director	June 17, 2005